                   NEW ENGLAND ELECTRIC SYSTEM
                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


                                                March 9, 1995


Re:   NEES Companies Incentive Thrift Plan
      NEES Companies Incentive Thrift Plan II
      Yankee Thrift Plan
      Yankee Thrift Plan II



Dear NEES Shareholder:
- ---------------------

      Under the thrift plans, NEES common shares are held by the trustee. As beneficial owner of NEES common shares through one or more of the plans, you have a right to direct the trustee how to vote at the 1995 New England Electric System Annual Meeting of shareholders. Shareholders who own NEES common shares directly vote through a proxy. Plan participants have a somewhat different procedure. Included in this package is a voting instruction card on which you instruct the trustee how to vote. Your share balance in each of the plans in which you participate appears at the top of the enclosed voting instruction card. Please note that all of the shares in the plans must be voted. Therefore, the trustee will vote shares for which it does not receive instructions in the same proportion as those for which it does.

      We would appreciate your voting on the election of directors and other matters as set forth in the accompanying proxy statement. Please take the time to review the proxy material, complete your voting instruction card, and mail the card in the enclosed envelope. Your voting instruction will be kept confidential.

      Sincerely,

(Facsimile Signature)                     (Facsimile Signature)

      JOAN T. BOK                               JOHN W. ROWE
      Chairman                                  President and
      of the Board                        Chief Executive Officer

                   NEW ENGLAND ELECTRIC SYSTEM

                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


                                                March 9, 1995
Dear Shareholders:

      The directors and officers of New England Electric System invite you to attend the Annual Meeting of shareholders to be held on Tuesday, April 25, 1995, at 10:30 A.M. at Lowell Memorial Auditorium at 50 East Merrimack Street in Lowell, Massachusetts. The Lowell Memorial Auditorium is located along the Concord River in Lowell's historic district. The Auditorium is accessible to all shareholders and is equipped with a hearing aid system for the hearing impaired.
      The business part of the meeting is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal portion of the meeting, there will be a discussion of the Company's operations, followed by a question and answer period.
      We would appreciate your voting, signing and dating the proxy, and mailing it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting in person.
Please enclose a note if you would like to receive directions to the meeting.
      Highlights of the meeting and the results of the balloting will be included in the next quarterly report to shareholders.
      Sincerely,

(Facsimile Signature)                     (Facsimile Signature)

      JOAN T. BOK                               JOHN W. ROWE
      Chairman                                  President and
      of the Board                        Chief Executive Officer

                   NEW ENGLAND ELECTRIC SYSTEM
                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


                    NOTICE OF ANNUAL MEETING
                    ________________________

      The 1995 Annual Meeting of the shareholders of New England Electric System will be held at Lowell Memorial Auditorium at 50 Merrimack Street in Lowell, Massachusetts, on Tuesday, April 25, 1995, at 10:30 A.M., E.D.S.T., for the following purposes, all as set forth in the accompanying proxy statement:

            1.    To fix the number of directors;
            2.    To elect directors; and
            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 10, 1995, will be entitled to vote at the meeting.

                              By order of the Board of Directors,

                              (Facsimile Signature)

                              Frederic E. Greenman,
                              Secretary


March 9, 1995

                         PROXY STATEMENT

                   NEW ENGLAND ELECTRIC SYSTEM
                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


         ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 1995
         _______________________________________________

      The Board of Directors of New England Electric System is soliciting proxies in the accompanying form. Proxies may be revoked at any time prior to being used by completing a new proxy, by notifying the Company in writing of such revocation, or by voting in person at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting or any adjournment thereof as specified in such proxies.

      The Company's annual report for 1994, which includes financial statements and a summary of important developments during 1994, was mailed to shareholders on or about March 9, 1995. The approximate date on which the proxy statement and form of proxy are first being sent is March 16, 1995.

      Holders of common shares of record at the close of business on March 10, 1995, are entitled to vote at the Annual Meeting. At that date there are 64,969,652 common shares outstanding and each share is entitled to one vote.

      An affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of each of the items being submitted to the shareholders for their consideration. Votes for directors will be counted by the Company as (i) For and (ii) Withhold Authority; abstentions have the same effect as "Withhold Authority" votes. Votes concerning other matters will be counted by the Company as (i) For, (ii) Against, or (iii) Abstain; abstentions are counted separately, but have the same effect as "Against" votes. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on a particular matter) are counted as not represented at the meeting for all matters.

                1. FIXING THE NUMBER OF DIRECTORS

      The Board of Directors recommends a vote IN FAVOR of this proposal.

      The persons named on the accompanying proxy will vote, unless otherwise directed, to fix the number of directors at eleven. The Company's Agreement and Declaration of Trust provides that the Board may fix the number of directors at a number between eleven and sixteen until the next annual meeting of shareholders.

                    2. ELECTION OF DIRECTORS

      The persons named on the accompanying proxy will vote, unless otherwise directed, for the election of the eleven nominees listed below as directors of the Company. All of the elected directors will hold office until the next annual meeting of shareholders or the special meeting held in lieu thereof and until their respective successors are chosen and qualified.

      Mr. Malcolm McLane, a director of the Company since 1978, and Mr. Felix A. Mirando, Jr., a director of the Company since
1979, are retiring and are not standing for re-election.

      The Company knows of no reason why any of the nominees would be unable to act as a director, but, if any of them should become unavailable to serve, the persons named on the accompanying proxy have the authority to vote for any other person nominated and recommended by the Executive Committee. If an alternative nominee is not recommended by the Executive Committee, the number of directors will be reduced.

      Certain information regarding each nominee for director is given below. This information has been furnished to the Company by the respective nominees.

Joan T. Bok                                   Director since 1979

      Chairman of the Board of the Company. Mrs. Bok, 65 years of age, was elected Chairman in 1984 and held that position through 1993. From July 26, 1988 until February 13, 1989, she also served as President and Chief Executive Officer. Mrs. Bok is a director of each of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. She is also a director of Avery Dennison Corporation, John Hancock Mutual Life Insurance Company, Monsanto Company, and the Federal Reserve Bank of Boston, and is a Trustee of the Boston Athenaeum.

Paul L. Joskow                                Director since 1987

      Professor of Economics and Management and Chairman, Department of Economics, Massachusetts Institute of Technology, Cambridge, Massachusetts. Professor Joskow, 47 years of age, teaches and conducts research in the fields of industrial organization, government regulation, antitrust law and economics, and energy economics. He was named Chairman of the Economics Department in 1994. Professor Joskow is a director of State Farm Indemnity Company and the Whitehead Institute for Biomedical Research. He is also President of the Yale University Council and a Special Consultant to National Economic Research Associates, Inc.

John M. Kucharski                             Director since 1989

      Chairman, President, and Chief Executive Officer of EG&G, Inc., Wellesley, Massachusetts. Mr. Kucharski, 59 years of age, is a director of State Street Boston Corporation,
      Nashua Corporation, and Eagle Industry Co., Ltd.   He also
      serves as Trustee of the National Security Industrial Association, George Washington University, and Marquette University.

Edward H. Ladd                                Director since 1974

      Chairman of Standish, Ayer & Wood, Inc. (investment counselors), Boston, Massachusetts. Mr. Ladd, 57 years of age, is a director of Harvard Management Company and Greylock Management Company. He is also Chairman of the Board of Trustees of Wheelock College.

Joshua A. McClure                             Director since 1978

      Former President of American Custom Kitchens, Inc.,
      Providence, Rhode Island. Mr. McClure, 63 years of age, is a member of the Westerly Substance Abuse Task Force, the State Planning Council, the Westerly Housing Authority Task
      Force, and the Washington County Housing Authority.

John W. Rowe                                  Director since 1989

      President and Chief Executive Officer of the Company. Mr. Rowe, 49 years of age, served as President and Chief Executive Officer of Central Maine Power Company from 1984 until joining the Company as Chief Executive Officer in February, 1989. He is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. Mr. Rowe is also a director of Bank of Boston Corporation and UNUM Corporation. He is Chairman of the Massachusetts Business Roundtable and serves as a director of Jobs for Massachusetts, Inc., the Alliance to Save Energy, the Edison Electric Institute, and the Electric Power Research Institute. Mr. Rowe is also a Trustee of Bryant College.

George M. Sage                                Director since 1975

      President and Treasurer of Bonanza Bus Lines, Inc.,
      Providence, Rhode Island. Mr. Sage, 63 years of age, is a director of Collette Travel Inc. and Business Development of Rhode Island. Mr. Sage also serves as a director of United
      Way International and United Way of Southeastern New
      England.

Charles E. Soule                              Director since 1994

      President and Chief Executive Officer of Paul Revere Insurance Group, Worcester, Massachusetts. The Paul Revere Insurance Group is a subsidiary of Textron Inc. Mr. Soule, 60 years of age, serves as a director of the Paul Revere Investment Management Company. He was a member of the Massachusetts Electric Company Board of Directors from 1991 to 1993.

Anne Wexler                                   Director since 1981

      Chairman of The Wexler Group (management consultants), Washington, D.C. The Wexler Group is a subsidiary of Hill and Knowlton. Ms. Wexler, 65 years of age, served as Assistant to the President of the United States from 1978 to 1981 with responsibility for liaison with the business community and other major interest groups. She is a director of Alumax, Inc., Comcast Corporation, Continental Corporation, Dreyfus Index Funds, Dreyfus Mutual Funds, and NOVA Corporation.

James Q. Wilson                               Director since 1982

      Professor of Management at The University of California at Los Angeles, Los Angeles, California. Professor Wilson is 63 years of age. He is a Trustee of the American Enterprise Institute, the RAND Corporation, and the Randolph Foundation and a Governor of the Smith Richardson Foundation.

James R. Winoker                              Director since 1991

      Chief Executive Officer of Belvoir Properties, Inc. (real estate investment), Providence, Rhode Island. Mr. Winoker, 63 years of age, has served as Chief Executive Officer of Belvoir Properties, Inc. since 1994. He was Treasurer of Belvoir Properties, Inc. from 1980 to 1994 and President of B.B. Greenberg Co. (jewelry manufacturers) from 1970 to
      1994.   A receiver was appointed for B.B. Greenberg Co. in
      1994.   Mr. Winoker served as a director of The Narragansett
      Electric Company from 1990 to 1991. He is also a director of Original Bradford Soap Works Inc.

                BOARD STRUCTURE AND COMPENSATION

      The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Responsibility
Committee. The Executive Committee acts as a nominating committee. The committee memberships listed below are as of January 1, 1995.

      The members of the Executive Committee are Mrs. Bok, Mr. Ladd, Mr. Rowe, Mr. Sage, and Ms. Wexler. Mrs. Bok serves as the Chairman of this Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board that may be delegated. This Committee also considers written recommendations from shareholders for nominees to the Board.

      The members of the Audit Committee are Messrs. Joskow, McLane, Soule, and Winoker. Mr. Joskow serves as the Chairman of this Committee. The Audit Committee reviews with the independent public accountants the scope of their audit and management's financial stewardship for the current and prior years. This Committee also selects and recommends, subject to the Board of Directors' approval, the independent public accountants to be engaged for the coming year.

      The members of the Compensation Committee are Messrs.
Kucharski, Mirando, Sage, and Winoker.  Mr. Sage serves as the
Chairman of this Committee. The Compensation Committee is responsible for executive compensation, including the administration of certain of the Company's incentive compensation plans.

      The members of the Corporate Responsibility Committee are Mrs. Bok, Mr. McClure, Mr. Rowe, Ms. Wexler, and Mr. Wilson. Mr. Wilson serves as the Chairman of this Committee. The Corporate Responsibility Committee is responsible for reviewing compliance with laws and regulations, offering guidance in considering public policy issues, and helping to assure ethical conduct.

      The Chairman of the Executive Committee receives an annual retainer of $7,000. Other members of the Executive Committee, except Mr. Rowe, receive an annual retainer of $5,000. The Chairmen of the Audit, Compensation, and Corporate Responsibility Committees each receive an annual retainer of $6,000. Other members of these Committees, except Mr. Rowe, receive annual retainers of $4,000. All directors participating in a Committee meeting, except Mr. Rowe, receive a meeting fee of $850 plus expenses.

      Members of the Board of Directors, except Mr. Rowe, receive annually a retainer of $14,000 and 200 common shares of the Company, and a meeting fee of $850 plus expenses.

      The Company permits directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement directors may elect to receive lump sum payments of all amounts deferred with interest, or either lifetime annuities or ten year annuities, depending upon the specific deferral arrangement. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. This plan also provides certain death and disability benefits. Group life insurance of $72,000 is provided to each member of the Board of Directors. Director contributions to qualified charities are matched by the Company under a matching gift program.

      Pursuant to a director retirement plan, non-employee directors who have served on the Board of the Company for 5 years or more will receive a retirement benefit upon the later of the director's retirement from the Board or age 60. The benefit level is 100% of the annual retainer for directors who served on the Board for 10 or more years and 75% of the annual retainer for directors who served between 5 and 10 years. There are no death benefits under the plan.

      The Board of Directors held 8 meetings in 1994. The Executive, Audit, Compensation, and Corporate Responsibility Committees held 1, 3, 5, and 2 meeting(s), respectively, in 1994. With the exception of Messrs. Kucharski, McLane, and Soule, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members.

      During 1994, Mr. Joskow did consulting work for the Company or subsidiaries of the Company under a separate consulting contract for which he was paid $30,000. These consulting services were not related to his duties as a Board member. The Company and its subsidiaries retain from time to time National Economic Research Associates, Inc. (NERA). During 1994, subsidiaries of the Company paid NERA approximately $61,500 to prepare testimony and reports on regulatory matters. Mr. Joskow is a special consultant to NERA.

      Mrs. Bok serves as a consultant to the Company. Under the terms of her contract, she receives an annual retainer of $100,000. Mrs. Bok also serves as a director for each of the Company's subsidiaries. She has agreed to waive the normal fees and annual retainers otherwise payable for services by non-employees on these boards and receives in lieu thereof a single annual stipend of $60,000.

               TOTAL COMMON EQUITY BASED HOLDINGS

      The following table lists the holdings of Company common shares and deferred incentive shares by the Company's directors, the executive officers named in the Summary Compensation Table, and for directors and all executive officers as a group. The information as to common share ownership includes all whole shares beneficially owned, directly or indirectly, as of March 9, 1995.

Name                          Shares                Deferred
                           Beneficially             Incentive
                             Owned (a)             Shares (b)
_________                  _____________           ___________

Joan T. Bok                  26,053

Frederic E. Greenman         11,284                  1,619

Alfred D. Houston            11,653                  1,880

Paul L. Joskow                1,941

John M. Kucharski             2,000

Edward H. Ladd                4,506

Joshua A. McClure             1,268

John W. Newsham              11,084                  1,168

John W. Rowe                 19,598                  4,878

George M. Sage                1,900

Charles E. Soule                618

Jeffrey D. Tranen             7,053                  1,388

Anne Wexler                   1,404

James Q. Wilson               2,113

James R. Winoker              1,000

All of the above and
other executive             113,962 (c)             13,204
officers, as a group
(17 persons)

(a) Number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker, or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; and (iv) with respect to the executive officers of the Company, allocated shares in the Incentive Thrift Plan described below.

(b) Deferred incentive shares represent the award of shares under the Incentive Share Plan, described in the Compensation Committee report below, which have been deferred for receipt until March 15, 2000, or, in some cases, the later of March 15, 2000, or termination of employment. At the end of the deferred period, the award may be paid out in shares or 50% in shares and 50% in cash. While deferred, the shares do not have voting rights or other rights associated with ownership. The rights of the executives to payment are those of general, unsecured creditors. As cash dividends are declared, the number of deferred incentive shares will be increased as if the dividends were reinvested in shares.

(c) Amount is less than 1% of the total number of shares of the Company outstanding.

      Listed below is the only person or group known to the Company as of March 9, 1995 to beneficially own 5% or more of the Company's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The quantity of shares listed below is as of December 31, 1994.

                            Amount and Nature
   Name and Address of        of Beneficial        Percent of
    Beneficial Owner            Ownership         Common Shares
    ________________         _______________       ___________

   T. Rowe Price Trust      5,215,252 shares          8.0%
         Company             as trustee for
  100 East Pratt Street     Company employee
  Baltimore, MD  21202       benefits plans,
                             including those
                            discussed herein.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's total compensation package is designed to attract and retain an array of superior managers who can successfully lead the Company as the industry becomes increasingly competitive and whose experience is not necessarily limited to our Company or industry. This package consists of Base Salary, Incentive Compensation (performance based, at risk compensation), and Benefits. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Company's general compensation philosophy is that the Base Salary
ranges should be competitive.   A significant portion of
management compensation should be tied to achievement of corporate goals in order to maintain a sharp focus on performance and to consistently align the interest of management and the Company's shareholders and customers. An ever higher percentage of total compensation should be at risk as one moves upward through management. The critical feature of the Company's executive compensation program is that a system has been employed in which the amount of such compensation is driven by the Company's performance relative to that of other utilities. The compensation of Mr. Rowe, the Chief Executive Officer, is based on the same considerations and structure as that of the other executive officers. (Since the compensation for each of the Company's executive officers is still below the $1 million threshold at which tax deductions are limited under the recent revisions to the Internal Revenue Code, the Committee has not had to address issues related thereto but continues to monitor them.)

      The Board of Directors votes the compensation of Mr. Rowe, acting upon recommendations of the Compensation Committee. The Compensation Committee is described on page 5. The Board of Directors unanimously accepted each of the recommendations made by the Compensation Committee in 1994. The Compensation Committee votes the compensation of all other Company executive officers. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of Mr. Rowe are reached in private session without the presence of any member of Company management.

      At several meetings during the year, the Committee discussed the change in the nature and structure of the electric utility industry. Like most companies operating in an environment where merger and acquisition activity may take place, the Committee wished to encourage and enforce the continued attention of senior management to their assigned duties without distraction in the face of the possibility of a change in control or merger. Therefore, the Compensation Committee recommended adoption of severance arrangements (described on page 17) for the Company's officers. The Board of Directors unanimously accepted this recommendation.

Base Salary
___________

      Base Salary levels are established after consideration of the appropriate market to determine the average salary for a position. Extensive salary survey analyses are compiled annually and presented to the Committee for review. Salary ranges are then defined on the basis of those market surveys. These surveys may include some of the same companies included in incentive compensation plan comparisons or in the corporate performance chart.

      In February 1994, the Compensation Committee reviewed executive compensation surveys for public utilities and industry in general prepared by an industry group and by benefit consultants. The Committee also discussed the increased scope of Mr. Rowe's position following the retirement of Joan T. Bok as an employee. The Committee also considered the Company's superior returns on equity, coupled with low rates, and the focus on asset quality and cost control. The Committee recommended a base 1994 salary for Mr. Rowe of $512,000.

      In November 1994, the Committee reviewed multiple surveys prepared by various consulting organizations and industry groups. The Committee compared Mr. Rowe's salary with that paid for positions in similarly sized utilities and non-manufacturing companies. The Committee noted the Company's performance under Mr. Rowe's leadership compared to the objective, key financial goals, such as return on equity, used for several years to judge System corporate performance. The Committee recommended the base salary for Mr. Rowe be set at $537,600 for 1995.

      Over several meetings in 1994, the Committee considered the nature of the Company's compensation program and its ability to properly reward individuals in the increasingly competitive world that electric utilities are entering. At the November meeting, the Committee considered data from multiple national and regional executive compensation surveys on expected structure movement in 1995. The Committee determined to adopt a 3% general increase in the executive compensation structure, and to collapse the existing 14-grade system for executive compensation to a five-level system. This will provide greater discretion than in the past within each of the salary levels, enabling the Committee to more closely recognize individual responsibilities and achievement. This change also eliminated an existing mid-point restriction in the incentive compensation plans.

      The Committee then reviewed the performance of each individual in the compensation group below Mr. Rowe, the relative position of these individuals compared to the market surveys discussed above, and the Committee's subjective analysis of the performance of those individuals. The Committee adopted salary recommendations and, after considering the particular services of Messrs. Greenman and Newsham, voted special bonuses for those individuals. These bonuses are reflected in the Summary Compensation Table, but were not used in calculating the incentive share awards described below.

Performance Based Incentive Compensation
________________________________________

      Performance Based Incentive Compensation (at risk compensation or bonus) is designed to deliver rewards above base salary, if the Company and the individual executives perform well.

      The incentive components of the compensation plans are based on formulae with difficult threshold targets. Under the formulae in the incentive compensation plans, in order for any plan bonuses to be awarded, the Company must achieve a return on equity that places the Company in the top 50% of the approximately 90 electric utilities listed in the Duff & Phelps Utility Group (the National Grouping) or in the top 50% of the New England/New York regional utilities (the Regional Grouping). See the Return on Equity graph, below. The Board of Directors, in response to extraordinary events, may enhance or curtail the actual return on equity used to determine whether the Company met the targets.
They did not do so for 1994. In February 1995, the Committee voted the bonuses under these plans.

      For the maximum incentive to be awarded, the Company must achieve a return on equity in the top 25% of both the National and Regional Groupings and the Company's cost per kilowatthour must be the lowest or next to lowest of a selected New England electric utility group. In 1994, if only one of the return on equity targets had been met, Mr. Rowe would have received a bonus (cash and incentive shares as described below) of 19.2% of base pay. Since the maximum targets were achieved, his formula bonus (cash and shares) was 80% of base pay.

      No bonus awards are made if minimum return on equity targets are not met or if earnings after bonuses are not sufficient to cover dividends, even if the return on equity targets are met.

      Mr. Rowe's bonus under the plan is directly related to achievement of the above described corporate targets. The incentive compensation plan bonuses of the other executives are additionally dependent upon the achievement of individual goals.

      Based upon information available at the time of determining bonus amounts, in 1994 the Company placed in the 76th and the 75th percentiles in return on shareholder equity of the National and Regional Groupings, respectively. The Company placed next to the lowest in the Regional Grouping with respect to customer cost per kilowatthour in 1994.

      The cash portions of the incentive compensation formulae are driven by annual measurements of the shareholder return on equity and customer cost of electricity. As mentioned above, the Board has the discretion to base bonuses on an adjusted shareholder return on equity. The Board made no such adjustment for 1994. In order to provide a long-term component which is reflective of the shareholder total return, the participants in the incentive compensation plans are awarded common shares of the Company under an incentive share plan, approved by the shareholders in 1990.
The shares are restricted against sale for five years, except in the event of death, disability, or hardship. Shares are only awarded against incentive compensation plan cash awards generated by the formulae. No discretion is exercised by the Committee in the awarding of these restricted shares. An individual's award of shares under the incentive share plan is a fixed percentage of her or his cash award for that year from the incentive compensation plan in which she or he participates. For Mr. Rowe, the percentage was 60% for 1994. If no cash award is made, no shares are distributed. Further, total awards of shares in any calendar year cannot exceed one-half of one percent (0.5%) of the number of outstanding shares at the end of the previous calendar year. (The incentive shares awarded for 1994 were 0.08% of the number of outstanding shares.) For 1994 awards, participants were given the option of deferring receipt of the shares, and dividends thereon, for five years, or until the later of five years or termination of employment. The deferred share account will be distributable in either shares or a 50/50 combination of shares and cash. The account may also be made available in the event of death, disability, or hardship. The Committee voted to approve the bonuses upon which the share awards are based on February 27, 1995.

Benefits
________

      The executive benefits are designed both to provide a competitive package and to retain Company flexibility in staffing management to meet changing conditions. See Plan Summaries and Retirement Plans, below.

      New England Electric System Compensation Committee

      John M. Kucharski                      Felix A. Mirando, Jr.
      George M. Sage                         James R. Winoker

CORPORATE PERFORMANCE

Total Return

      The following graph shows total shareholder return for the Company (capital appreciation plus reinvested dividends) for the years 1989 through 1994 as compared to the Standard & Poor's 500 Index and the Edison Electric Institute (EEI) Index of 100 investor-owned electric companies assuming the investment of $100 on December 31, 1989.


                NEES       S & P 500    EEI Index
                _____      ________     __________

    1989        100.00     100.00       100.00
    1990         93.46      96.90       101.37
    1991        129.90     126.42       130.64
    1992        166.06     136.04       140.59
    1993        178.11     149.76       156.22
    1994        156.20     151.74       138.14





































Note: The share price performance shown on the graph above is not necessarily indicative of future price performance.

Return on Equity

    The following graph shows the return on equity of Company common shares for the years 1990 through 1994 compared to a national grouping of approximately 90 electric utilities (those utilities listed in the Duff & Phelps Utility Group) and a regional grouping of utilities in the New York and New England area. As discussed in the report of the Compensation Committee, return on equity is a key driver of the Company's incentive compensation program.


         NEES     National Regional
                  Grouping Grouping
         ____     _______  ________

    1990 20.52%   12.04%   11.82%
    1991 12.64%   12.13%   11.30%
    1992 12.58%   11.32%   11.84%
    1993 12.64%   11.90%   11.41%
    1994 12.73%   11.42%   11.40%






































Note: The return on equity shown for each grouping is the median at the date of incentive compensation determination.

                     EXECUTIVE COMPENSATION

    The following table gives information with respect to all compensation for services in all capacities for the Company and its subsidiaries for the years 1992 through 1994 to or for the benefit of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.


                   SUMMARY COMPENSATION TABLE

                                                     Long Term
                                                     Compen-
                       Annual Compensation (b)       sation
                       _______________________       __________

                                         Other       Restricted
Name and                                 Annual        Share     All Other
Principal            Salary   Bonus     Compensa-      Awards    Compensa-
Position (a)  Year    ($)     ($)(c)    tion ($)(d)    ($)(e)    tion ($)(f)
- ------------  ----   ------   ------    -----------  ----------  -----------

John W. Rowe, 1994   501,156  284,540      9,517      160,974     4,526 (g)
President     1993   433,908  268,323      5,548      129,873     5,711
and Chief     1992   433,908  162,728      5,451      132,804     5,503
Executive
Officer


Alfred D.     1994   244,860  132,370      5,501       62,040     4,027 (h)
Houston,      1993   212,904  152,939      3,522       44,465     5,082
Executive     1992   212,904   82,816      3,494       44,607     5,029
Vice
President


Frederic E.   1994   219,288  139,475      5,671       53,427     4,238 (i)
Greenman,     1993   212,904  129,239      3,670       39,276     5,355
Senior Vice   1992   203,112   76,624      3,599       41,103     5,028
President
and
Secretary


Jeffrey D.    1994   187,356   98,357      5,049       45,804     3,466 (j)
Tranen,       1993   175,330  122,896      3,260       35,906     3,906
Vice          1992   157,890   68,316      2,684       31,007     3,818
President


John W.       1994   182,484  107,432      5,629       38,544     4,293 (k)
Newsham,      1993   173,520  120,494      3,116       29,808     4,283
Vice          1992   163,170   67,063      2,657       29,952     3,932
President



(a) Officers of the Company also hold various positions with subsidiary companies. Compensation for these positions is included in this table.

(b)   Includes deferred compensation in category and year earned.

(c) The bonus figure represents cash bonuses under an incentive compensation plan, special bonuses, the goals program award, and the variable portion of the incentive thrift plan match by the Company. See description under Plan Summaries.

(d) Includes amounts reimbursed by the Company for the payment of taxes.

(e) Prior to the awards made for 1994, shares were awarded that became unrestricted after five years. Those shares receive the same dividends as the other common shares of the Company. The awards made for 1994 were in the form of deferred incentive shares, which have been deferred for receipt for at least five years or, in some cases, until the later of five years or termination of employment. At the end of the deferred period, the award may be paid out in shares or 50% in shares and 50% in cash. As cash dividends are declared, the number of deferred incentive shares will be increased as if the dividends were reinvested in shares. See also Payments Upon a Change in Control below. As of December 31, 1994, the following executive officers held the amount of restricted shares with the value indicated: Mr. Rowe 15,236 shares, $489,457 value; Mr. Houston 4,425 shares, $142,153 value; Mr. Greenman 4,257 shares, $136,756 value; Mr. Tranen 3,121 shares, $100,262 value; and Mr. Newsham 2,888 shares, $92,777 value. The value was calculated by multiplying the closing market price on December 30, 1994, by the number of shares.

(f) Includes Company contributions to life insurance and the incentive thrift plan that are not bonus contributions.
      See description under Plan Summaries. The life insurance contribution is calculated based on the value of term life insurance for the named individuals. The premium costs for most of these policies have been or will be recovered by the Company.

(g) For Mr. Rowe, the type and amount of compensation in 1994 is as follows: $3,000 for contributions to the thrift plan and $1,526 for life insurance.

(h) For Mr. Houston, the type and amount of compensation in 1994 is as follows: $3,000 for contributions to the thrift plan and $1,027 for life insurance.

(i) For Mr. Greenman, the type and amount of compensation in 1994 is as follows: $3,000 for contributions to the thrift plan and $1,238 for life insurance.

(j) For Mr. Tranen, the type and amount of compensation in 1994 is as follows: $3,000 for contributions to the thrift plan and $466 for life insurance.

(k) For Mr. Newsham, the type and amount of compensation in 1994 is as follows: $3,000 for contributions to the thrift plan and $1,293 for life insurance.

               PAYMENTS UPON A CHANGE OF CONTROL

      The Company has agreements with certain of its executives, including those named in the compensation table, which provide severance benefits in the event of certain terminations of employment following a Change in Control of the Company (as defined below). If, following a Change of Control, the executive's employment is terminated other than for cause (as defined) or if the executive terminates employment for good reason (as defined), the Company will pay to the executive a lump sum cash payment equal to three times (two times for some executives) the sum of the executive's most recent annual base compensation and the average of his or her bonus amounts for the prior three years. If Mr. Rowe receives payments under his severance agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, he will receive a cash "gross-up" payment so he would be in the same net after-tax position he would have been in had such excise tax not been applied. In addition, the Company will provide disability and health benefits to the executive for two to three years, provide such post-retirement health and welfare benefits as the executive would have earned within such two to three years, and grant two or three additional years of pension credit. Mr. Rowe would become eligible for benefits under the Retirement Supplement Plan described below.

      Change in Control, including potential change of control, occurs (1) when any person becomes the beneficial owner of 20% of the voting securities of the Company, (2) when the prior members of the Board no longer constitute a 2/3 majority of the Board, or
(3) the Company enters into an agreement that could result in a Change in Control.

      The terms of the agreements are for three years with automatic annual extensions, unless terminated by the Company.

      The Company's bonus plans, including the incentive compensation plans described in the Compensation Committee report, the Incentive Thrift Plan I, and the Goals Program, are being amended to provide for payments equal to the average of the bonuses for the three prior years in the event of a Change of
Control.   This payment would be made in lieu of the regular
bonuses for the year in which the Change in Control occurs. The Company's Retirees Health and Life Insurance Plan I has provisions preventing changes in benefits adverse to the participants for three years following a Change in Control. The Incentive Share Plan and the related Incentive Share Deferral Agreements provide that, upon the occurrence of a change in control (defined more narrowly than in the other plans), restrictions on all shares and account balances would cease.

                        PLAN SUMMARIES

      A brief description of the various plans through which compensation and benefits are provided to the named executive officers is presented below to better enable shareholders to understand the information presented in the tables shown earlier. The general provisions of the incentive compensation plans are described in the report of the Compensation Committee. The amounts of compensation and benefits provided to the named executive officers under the plans described below are presented in the Summary Compensation Table.

      Goals Program

      The goals program covers all employees who have completed one year of service with the Company's subsidiaries. Goals are established annually. For 1994, these goals related to earnings per share, customer costs, safety, absenteeism, conservation, generating station availability, transmission reliability, environmental and OSHA compliance, and customer favorability attitudes. Some goals apply to all employees, while others apply to particular functional groups. Depending upon the number of goals met, and provided the minimum earnings goal is met, employees may earn a cash bonus of 1% to 4-1/2% of their compensation.

      Incentive Thrift Plan

      The incentive thrift plan (a 401(k) program) provides for a match of one-half of up to the first 5% of base compensation contributed to the Company's incentive thrift plan (shown under All Other Compensation in the Summary Compensation Table) and, based on an incentive formula tied to earnings per share, may fully match the first 5% of base compensation contributed (the additional amount, if any, is shown under Bonus in the Summary Compensation Table). Under Federal law, contributions to these plans are limited. In 1994, the contribution amount was limited to $9,240.

      Life Insurance

      The Company has established for certain senior executives life insurance plans funded by individual policies. The combined death benefit under these insurance plans is three times the participant's annual salary.

      After termination of employment, participants in one of the insurance plans may elect, commencing at age 55 or later, to receive an annuity income equal to 40% of annual salary. In that event, the life insurance is reduced over fifteen years to an amount equal to the participant's final annual salary. Due to changes in the tax law, this plan was closed to new participants, and an alternative was established with only a life insurance benefit. The individuals listed in the summary table are in one or the other of these plans. These plans are structured so that, over time, the Company should recover the cost of the insurance premiums.

      Financial Counselling

      The Company pays for personal financial counselling for senior executives. As required by the IRS, a portion of the amount paid is reported as taxable income for the executive. Financial counselling is also offered to other employees through a limited number of seminars conducted at various locations each year.

      Other

      The Company does not have any share option plans.

                       RETIREMENT PLANS

      The following chart shows estimated annual benefits payable to executive officers under the qualified pension plan and the supplemental retirement plan, assuming retirement at age 65 in 1995.


                         PENSION TABLE



FIVE-YEAR     15 YEARS   20 YEARS  25 YEARS  30 YEARS  35 YEARS   40 YEARS
AVERAGE        SERVICE    SERVICE   SERVICE   SERVICE   SERVICE    SERVICE
COMPENSATION
____________   _______    ______    ______    _______   ______    ________

    $300,000    87,900   115,200   141,800   168,400   185,200   194,200
    $400,000   118,000   154,600   190,300   226,000   248,600   260,600
    $500,000   148,000   194,000   238,800   283,600   312,100   327,100
    $600,000   178,100   233,400   287,300   341,200   375,500   393,500
    $700,000   208,100   272,800   335,800   398,800   439,000   460,000
    $800,000   238,200   312,400   384,500   456,600   502,800   526,800
    $900,000   268,200   351,600   432,800   514,000   565,900   592,900
  $1,000,000   298,300   391,000   481,300   571,600   629,300   659,300
  $1,100,000   328,300   430,400   529,800   629,200   692,800   725,800


            For purposes of the retirement plans, Messrs. Rowe, Houston, Greenman, Tranen, and Newsham, currently have 17,
      32, 30, 25, and 44 credited years of service, respectively.

            Benefits under the pension plans are computed using formulae based on percentages of highest average compensation computed over five consecutive years. The compensation covered by the pension plan includes salary, bonus, and restricted share awards. The benefits listed in the pension table are not subject to deduction for Social Security and are shown without any joint and survivor benefits.

            The Pension Table above does not include annuity payments to be received in lieu of life insurance for Messrs. Rowe, Houston, and Greenman. The policies are described above under Plan Summaries.

            In the year in which Mr. Newsham retires, he will receive a one-time supplemental cash payment. The amount of the payment would be $120,000 if he were to retire in 1995, and would be reduced by $30,000 per year thereafter.

            Under the Retirement Supplement Plan, participants receive a limited cost of living (consumer price index) adjustment to their pension benefits. There are no active employees currently in the plan.

            The Company contributes the full amount toward post-retirement health benefits for senior executives.

                         OTHER MATTERS

      The Company is not aware of any matter that may properly be presented for action at the meeting other than the matters set forth herein. If any other matter should be presented at the meeting upon which a vote properly may be taken, the proxies in the accompanying form confer upon the persons named therein, or their substitutes, discretionary authority to vote in respect of any such matter in accordance with their judgment.

      The firm of Coopers & Lybrand is the independent certified public accountant selected by the Board of Directors for the Company for the current calendar year. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and available to respond to appropriate questions on the financial statements of the Company and may make a statement if they so desire.

      The expense of preparing and mailing this proxy statement and other incidental expenses of solicitation will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for the expense of doing so. Officers and regular employees of a subsidiary of the Company may solicit proxies through the use of the mails or by telephone, telegraph, or facsimile. Georgeson & Company Inc., New York, New York has been retained to assist the Company in the solicitation of proxies, primarily from brokers, banks, and other nominees, at an estimated initial cost of $11,000 plus reimbursement of reasonable out-of-pocket expenses.

      By completing the enclosed proxy you are voting the shares of the Company held in your name and, in the event you are participating therein, those held by you under the dividend reinvestment and common share purchase plan and restricted shares under the incentive share plan. In the event common shares are held in trust for you as a participant in one or more thrift plans, you will receive a separate form for instructing the trustee how to vote those shares.

SHAREHOLDER PROPOSALS

      From time to time shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company's next regularly scheduled annual meeting of shareholders, it must be received by the Company on or before November 10, 1995. Please forward any proposal to the Secretary of the Company.

      The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                              By order of the Board of Directors

                              (Facsimile Signature)

                              Frederic E. Greenman,
                              Secretary


March 9, 1995

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        NEW ENGLAND ELECTRIC SYSTEM

      PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 1995

      The Shareholder(s) listed on the reverse side appoints JOAN T. BOK, FREDERIC E. GREENMAN, and JOHN W. ROWE, and each of them, Proxies, with full power of substitution, to represent the Shareholder(s) at the above annual meeting, and at any and all adjournments thereof, and to vote thereat the number of shares which the Shareholder(s) would be entitled to vote if then personally present, with all the powers the Shareholder(s) would then possess, but especially, without limiting the foregoing, to vote as specified herein on the proposals set forth in the proxy statement:

      Election of Directors--The eleven nominees are J. T. Bok, P. L. Joskow,
J. M. Kucharski, E. H. Ladd, J. A. McClure, J. W. Rowe, G. M. Sage, C. E. Soule, A. Wexler, J. Q. Wilson, and J. R. Winoker.

      To withhold authority to vote for any nominee, print that nominee's name in the space provided below:

  ______________________________________________________________________

                  (PLEASE SIGN and DATE ON REVERSE SIDE)








        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

      1.    Fix the number of Directors at 11.

                 FOR       AGAINST     ABSTAIN
                 / /         / /         / /

      2. Election of the Nominees (except those I have listed on the reverse side).

                 FOR             WITHHOLD AUTHORITY
                 / /                     / /


      THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED ABOVE, THE PROXIES WILL VOTE "FOR" ITEMS 1 AND 2.

            A majority of the Proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the powers of said Proxies hereunder.

                                                Dated:   ___________, 1995

                                                __________________________

                                                __________________________
                                                (Sign exactly as name
                                                appears to the left.)

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign.

IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY TO
ASSURE YOUR REPRESENTATION AT THE MEETING.